CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$4,367,020	$507.01

June 2011 Pricing Supplement No. 1387 Registration Statement No. 333-155535 Dated June 24, 2011 Filed pursuant to Rule 424(b)(2)

STRUCTURED INVESTMENTS
Opportunities in U.S. and International Equities

Capped Equity-Linked Partial Principal at Risk Securities Based on a Basket of Exchange Traded Funds due June 29, 2017
Based on the Performance of a Basket of Three Exchange Traded Funds

The securities are senior unsecured obligations of JPMorgan Chase & Co., will pay no interest, provide for the minimum payment amount of 90% of the principal if held to maturity and have the terms described in the accompanying product supplement no. MS-14-A-I, the prospectus supplement and the prospectus, as supplemented or modified by this pricing supplement. At maturity, an investor will receive an amount in cash that may be greater than, equal to, or less than the stated principal amount based upon the basket closing value of the basket on the valuation date. All payments on the securities, including the payment of the minimum payment amount at maturity, are subject to the credit risk of JPMorgan Chase & Co. The investor may lose up to 10% of the stated principal amount of the securities.

FINAL TERMS
Issuer:	JPMorgan Chase & Co.
Maturity date:	June 29, 2017, subject to adjustment for certain market disruption events and as described under “Description of Securities — Payment at Maturity” in the accompanying product supplement no. MS-14-A-I
Aggregate principal amount:	$4,367,020
Basket:	Basket component	Bloomberg ticker symbol	Basket component weighting	Initial value
Shares of the SPDR® S&P® 500 ETF Trust (the “SPY Shares”)
		SPY	1/3	$126.81
Shares of the iShares® MSCI EAFE Index Fund (the “EFA Shares”)
		EFA	1/3	$57.10
Shares of the iShares® MSCI Emerging Markets Index Fund (the “EEM Shares”)
		EEM	1/3	$45.50
We refer to the SPY Shares, the EFA Shares and the EEM Shares collectively as the basket components.
Payment at maturity:

If the final basket value is greater than the initial basket value:

$10 + supplemental redemption amount, subject to the maximum payment at maturity

If the final basket value is less than or equal to the initial basket value:

$10 × (final basket value / initial basket value), subject to the minimum payment amount

If the final basket value is less than the initial basket value, your payment at maturity will be less than the stated principal amount of $10 per security by an amount that is proportionate to the percentage depreciation of the basket. However, under no circumstances will the payment due at maturity be less than the minimum payment amount of $9 per security.

Supplemental redemption amount:	(i) $10 times (ii) the basket percent change times (iii) the participation rate
Minimum payment amount:	$9 per security
Participation rate:	100%
Maximum payment at maturity:	$16.25 (162.50% of the stated principal amount) per security
Basket percent change:	(final basket value – initial basket value) / initial basket value
Initial basket value:	Set equal to 100 on the pricing date
Final basket value:	The basket closing value on the valuation date
The basket closing value on the valuation date will be calculated as follows:
Basket closing value:	100 × [1 + sum of (basket component percent change of each basket component × basket component weighting of each such basket component)]
Basket component percent change:	On the valuation date, the basket component percent change for each basket component is equal to the share percent change for such basket component on the valuation date. See “Fact Sheet” in this document for more information.
Valuation date:	June 26, 2017, subject to adjustment for non-trading days or certain market disruption events, as described under “Description of Securities — Postponement of a Calculation Date” in the accompanying product supplement no. MS-14-A-I
Stated principal amount:	$10 per security
Issue price:	$10 per security (see “Commissions and issue price” below)
Pricing date:	June 24, 2011
Original issue date:	June 29, 2011 (3 business days after the pricing date)
CUSIP / ISIN:	46634X187/ US46634X1871
Listing:	The securities will not be listed on any securities exchange.
Agent:	J.P. Morgan Securities LLC (“JPMS”)
Commissions and issue price:	Price to Public(1)(2)	Fees and Commissions(2)(3)	Proceeds to Issuer
Per Security
	$10.00	$0.35	$9.65
Total
	$4,367,020.00	$152,845.70	$4,214,174.30

(1)	The price to the public includes the estimated cost of hedging our obligations under the securities through one or more of our affiliates, which includes our affiliates’ expected cost of providing such hedge as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. For additional related information, please see “Use of Proceeds and Hedging” beginning on PS-25 of the accompanying product supplement no. MS-14-A-I.

(2)	The actual price to public and commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of securities purchased by that investor. The lowest price payable by an investor is $9.925 per security. Please see “Syndicate Information” on page 3 for further details.

(3)	JPMS, acting as agent for JPMorgan Chase & Co., received a commission of $0.35 per $10 stated principal amount security and used all of that commission to allow selling concessions to Morgan Stanley Smith Barney LLC (“MSSB”). See “Underwriting (Conflicts of Interest)” beginning on page PS-73 of the accompanying product supplement no. MS-14-A-I.

Investing in the securities involves a number of risks. See “Risk Factors” on page PS-9 of the accompanying product supplement no. MS-14-A-I and “Risk Factors” beginning on page 6 of this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this document or the accompanying prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE RELATED PRODUCT SUPPLEMENT NO. MS-14-A-I, PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW.

Product supplement no. MS-14-A-I dated May 31, 2011:
http://www.sec.gov/Archives/edgar/data/19617/000089109211003601/e43822-424b2.pdf
Prospectus supplement dated November 21, 2008:
http://www.sec.gov/Archives/edgar/data/19617/000089109208005661/e33600_424b2.pdf
Prospectus dated November 21, 2008:
http://www.sec.gov/Archives/edgar/data/19617/000089109208005658/e33655_424b2.pdf

Capped Equity-Linked Partial Principal at Risk Securities Based on a Basket of Exchange Traded Funds due June 29, 2017
Based on the Performance of a Basket of Three Exchange Traded Funds

Fact Sheet

The securities are senior unsecured obligations of JPMorgan Chase & Co., will pay no interest, provide for a minimum payment of only 90% of principal at maturity and have the terms described in product supplement no. MS-14-A-I, the prospectus supplement and the prospectus, as supplemented or modified by this pricing supplement. At maturity, an investor will receive for each stated principal amount of securities that the investor holds, an amount in cash that may be greater than, equal to or less than the stated principal amount based upon the basket closing value of the basket on the valuation date. Investors may lose up to 10% of the stated principal amount of the securities. The securities are senior notes issued as part of JPMorgan Chase & Co.’s Series E Medium-Term Notes program. All payments on the securities, including the payment of the minimum payment amount at maturity, are subject to the credit risk of JPMorgan Chase & Co.

Expected Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
June 24, 2011	June 29, 2011 (3 business days after the pricing date)	June 29, 2017, subject to adjustment for certain market disruption events and as described under “Description of Securities — Payment at Maturity” in the accompanying product supplement no. MS-14-A-I.
Key Terms
Issuer:	JPMorgan Chase & Co.
Basket:
Basket component	Bloomberg Ticker Symbol	Basket component weighting	Initial value
Shares of the SPDR® S&P® 500 ETF Trust (the “SPY Shares”)	SPY	1/3	$126.81
Shares of the iShares® MSCI EAFE Index Fund (the “EFA Shares”)	EFA	1/3	$57.10
Shares of the iShares® MSCI Emerging Markets Index Fund (the “EEM Shares”)	EEM	1/3	$45.50
We refer to the SPY Shares, the EFA Shares and the EEM Shares collectively as the basket components.
Aggregate principal amount:	$4,367,020
Issue price:	$10 per security (see “Syndicate Information” on page 3)
Stated principal amount:	$10 per security
Denominations:	$10 per security and integral multiples thereof
Interest:	None
Payment at maturity:

If the final basket value is greater than the initial basket value:

$10 + supplemental redemption amount, subject to the maximum payment at maturity

If the final basket value is less than or equal to the initial basket value:

$10 × (final basket value / initial basket value), subject to the minimum payment amount

If the final basket value is less than the initial basket value, your payment at maturity will be less than the stated principal amount of $10 per security by an amount that is proportionate to the percentage depreciation of the basket. However, under no circumstances will the payment due at maturity be less than the minimum payment amount of $9 per security.

Supplemental redemption amount:	(i) $10 times (ii) the basket percent change times (iii) the participation rate
Minimum payment amount:	$9 per security
Participation rate:	100%
Maximum payment at maturity:	$16.25 (162.50 of the stated principal amount) per security.
Basket percent change:	(final basket value – initial basket value) / initial basket value
Initial basket value:	Set equal to 100 on the pricing date
Final basket value:	The basket closing value on the valuation date
Basket closing value:	The basket closing value on the valuation date will be calculated as follows:
100 × [1 + sum of (basket component percent change of each basket component × basket component weighting of each such basket component)]
Basket component percent change:	On the valuation date, the basket component percent change for each basket component is equal to the share percent change for such basket component on the valuation date.
Share percent change:	With respect to each basket component, the share percent change is equal to:
final share price – initial share price initial share price
Initial share price:	The closing price of one ETF Share on the pricing date, divided by the adjustment factor
Final share price:	The closing price of one ETF Share on the valuation date
Adjustment factor:	Set equal to 1.0 on the pricing date, subject to adjustment under certain circumstances. See “General Terms of the Securities — Anti-Dilution Adjustments” in the accompanying product supplement no. MS-14-A-I.
Valuation date:	June 26, 2017, subject to adjustment for non-trading days or certain market disruption events, as described under “Description of Securities — Payment at Maturity” in the accompanying product supplement no. MS-14-A-I
Adjustment of maturity date:	If the scheduled maturity date is not a business day, then the maturity date will be the following business day. If the scheduled valuation date is not a trading day or if a market disruption event occurs on that day so that the valuation date as postponed falls less than three business days prior to the scheduled maturity date, the maturity date of the securities will be postponed until the third business day following the valuation date as postponed.
Risk factors:	Please see “Risk Factors” beginning on page 6.

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Capped Equity-Linked Partial Principal at Risk Securities Based on a Basket of Exchange Traded Funds due June 29, 2017
Based on the Performance of a Basket of Three Exchange Traded Funds

General Information
Listing:	The securities will not be listed on any securities exchange.
CUSIP / ISIN:	46634X187 / US46634X1871
Minimum ticketing size:	100 securities
Tax considerations:	Taxed as contingent payment debt instruments. You should review carefully the section entitled “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement no. MS-14-A-I. Subject to the limitations described therein, in the opinion of our special tax counsel, Davis Polk & Wardwell LLP, the securities should be treated for U.S. federal income tax purposes as “contingent payment debt instruments.” Assuming this characterization is respected, you generally will be required to accrue interest income in each year at a rate equal to our “comparable yield,” although we will not make any payments with respect to the securities until maturity. Interest included in income will increase your basis in your securities. Generally, any amount received at maturity or earlier sale or exchange in excess of your adjusted basis will be treated as additional interest income, while any loss will be treated as an ordinary loss to the extent of all previous inclusions with respect to your securities, which to that extent will be deductible against other income (e.g., employment and interest income), with the balance treated as capital loss, which may be subject to limitations. Purchasers who are not initial purchasers of securities at their issue price should consult their tax advisers with respect to the tax consequences of an investment in securities, including the treatment of the difference, if any, between the basis in their securities and the securities’ adjusted issue price.
The discussion in the preceding paragraph, when read in combination with the section entitled “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal income tax consequences of owning and disposing of securities.
Comparable yield and projected payment schedule. We have determined that the “comparable yield” is an annual rate of 3.26%, compounded semiannually. Based upon our determination of the comparable yield, the “projected payment schedule” per $10 principal amount security consists of a single payment at maturity, equal to $12.14. Assuming a semiannual accrual period, the following table states the amount of OID that will accrue with respect to a security during each calendar period, based upon our determination of the comparable yield and the projected payment schedule:

Calendar Period	Accrued OID During Calendar Period (per $10 security)	Total Accrued OID from Original Issue Date per $10 security as of End of Calendar Period

June 29, 2011 through December 31, 2011	$0.16	$0.16

January 1, 2012 through December 31, 2012	$0.34	$0.50

January 1, 2013 through December 31, 2013	$0.34	$0.84

January 1, 2014 through December 31, 2014	$0.36	$1.20

January 1, 2015 through December 31, 2015	$0.37	$1.57

January 1, 2016 through December 31, 2016	$0.38	$1.95

January 1, 2017 through June 29, 2017	$0.19	$2.14

Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual supplemental redemption amount, if any, that we will pay on the securities. The amount you actually receive at maturity or earlier sale or exchange of your securities will affect your income for that year, as described above under “Taxed as contingent payment debt instruments.”
Trustee:	Deutsche Bank Trust Company Americas (formerly Bankers Trust Company)
Calculation agent:	JPMS
Use of proceeds and hedging:	The net proceeds we receive from the sale of the securities will be used for general corporate purposes and, in part, by us or by one or more of our affiliates in connection with hedging our obligations under the securities.
For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying product supplement no. MS-14-A-I.
Benefit plan investor considerations:	See “Benefit Plan Investor Considerations” in the accompanying product supplement no. MS-14-A-I.
Contact:	Morgan Stanley Smith Barney clients may contact their local Morgan Stanley Smith Barney branch office or Morgan Stanley Smith Barney’s principal executive offices at 2000 Westchester Avenue, Purchase, New York 10577 (telephone number (800) 869-3326).
Syndicate Information
Issue price of the securities	Commissions	Principal amount of securities for any single investor
$10.0000	$0.3500	<$1MM
$9.9625	$0.3000	≥$1MM and <$3MM
$9.9438	$0.2750	≥$3MM and <$5MM
$9.9250	$0.2500	≥$5MM

MSSB may reclaim selling concessions allowed to individual brokers within MSSB in connection with the offering if, within 30 days of the offering, MSSB repurchases the securities distributed by such brokers.

This is a summary of the terms and conditions of the securities. We encourage you to read the accompanying product supplement no. MS-14-A-I, the prospectus supplement and prospectus for this offering, which can be accessed via the hyperlinks on the front page of this document.

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Capped Equity-Linked Partial Principal at Risk Securities Based on a Basket of Exchange Traded Funds due June 29, 2017
Based on the Performance of a Basket of Three Exchange Traded Funds

How the Securities Work
Payoff Diagram
The payoff diagram below illustrates the payment at maturity on the securities based on the following terms:

Stated principal amount:	$10 per security
Participation rate:	100%
Maximum payment at maturity:	$16.25 (162.50% of the stated principal amount) per security
Minimum payment amount:	$9 per security

Payoff Diagram

How it works

  If the final basket value is greater than the initial basket value, for each $10 principal amount security, investors will receive the $10 stated principal amount plus the supplemental redemption amount at maturity, subject to the maximum payment at maturity. In the payoff diagram, an investor will realize the maximum payment at maturity at a final basket value of 162.50% of the initial basket value.

    If the final basket value is greater than the initial basket value by 20%, the investor will receive a 20% return, or $12.00 per security.

    If the final basket value is greater than the initial basket value by 70%, the investor will receive the maximum payment at maturity of $16.25 per security, or 162.50% of the stated principal amount.

  If the final basket value is less than or equal to the initial basket value, the investor will receive an amount less than or equal to the $10 stated principal amount, based on a 1% loss of principal for each 1% that the final basket value is less than the initial basket value.

    If the final basket value is less than the initial basket value by 8%, the investor would lose 8% of its principal and receive only $9.20 per security at maturity, or 92% of the stated principal amount.

    If the final basket value is less than the initial basket value by 50%, investors would receive the minimum payment amount of $9 per security.

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Capped Equity-Linked Partial Principal at Risk Securities Based on a Basket of Exchange Traded Funds due June 29, 2017
Based on the Performance of a Basket of Three Exchange Traded Funds

Payment at Maturity

At maturity, investors will receive for each $10 stated principal amount of securities that they hold, an amount in cash based on the performance of the basket on the valuation date, determined as follows:

If the final basket value is greater than the initial basket value, investors will receive for each $10 stated principal amount of securities that they hold a payment at maturity equal to:

$10 + supplemental redemption amount,

subject to the maximum payment at maturity of $16.25 for each security, where,

supplemental redemption amount = $10 × basket percent change × participation rate

and

final basket value – initial basket value
basket percent change =
initial basket value

and

participation rate = 100%

If the final basket value is less than or equal to the initial basket value, investors will receive for each $10 stated principal amount of securities that they hold a payment at maturity equal to:

final basket value
$10 x
initial basket value

subject to the minimum payment amount of $9, or 90% of the stated principal amount of $10 for each security.

Because the final basket value will be less than or equal to the initial basket value in this case, the payment at maturity will be less than or equal to $10, subject to the minimum payment amount of $9 per security.

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Capped Equity-Linked Partial Principal at Risk Securities Based on a Basket of Exchange Traded Funds due June 29, 2017
Based on the Performance of a Basket of Three Exchange Traded Funds

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the securities. For further discussion of these and other risks, you should read the section entitled “Risk Factors” beginning on page PS-9 of the accompanying product supplement no. MS-14-A-I. We also urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the securities.

  The securities do not pay interest and provide for a minimum payment amount of only 90% of principal. The terms of the securities differ from those of ordinary debt securities in that the securities do not pay interest and provide for a minimum payment amount of only 90% of the principal at maturity. If the final basket value is less than the initial basket value, the payout at maturity will be an amount in cash that is less than the $10 stated principal amount of each security by an amount proportionate to the decline in the value of the basket, subject to the minimum payment amount of $9 per security (90% of the stated principal amount).

  Appreciation potential is limited by the maximum payment at maturity. The appreciation potential of the securities is limited by the maximum payment at maturity of $16.25 (162.50% of the stated principal amount) per security. Because the maximum payment at maturity will be limited to 162.50% of the stated principal amount for the securities, any amount by which the final basket value is greater than the initial basket value by more than 62.50% will not further increase the return on the securities.

  The securities are subject to the credit risk of JPMorgan Chase & Co., and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities. Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the securities at maturity, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to affect adversely the value of the securities.

  Economic interests of the calculation agent and other affiliates of the issuer may be different from those of investors. We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and hedging our obligations under the securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities. The calculation agent has determined the initial basket value, will determine the final basket value, and will calculate the amount you will receive at maturity. Determinations made by the calculation agent, including with respect to the occurrence or non- occurrence of market disruption events, the selection of a successor to a basket component or calculation of the final share price in the event of a discontinuance of a basket component, and any anti-dilution adjustments, may affect the payout to you at maturity. In addition, we are currently one of the companies that make up the SPY Shares and the S&P 500® Index. We will not have any obligation to consider your interests as an investor in the securities in taking any corporate action that might affect the value of the SPY Shares, the S&P 500® Index or the securities.

  The inclusion in the original issue price of commissions and estimated cost of hedging is likely to adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the price, if any, at which JPMS is willing to purchase the securities in secondary market transactions will likely be lower than the original issue price, because the original issue price includes, and secondary market prices are likely to exclude, commissions paid with respect to the securities, as well as the estimated cost of hedging the issuer’s obligations under the securities. In addition, any such prices may differ from values determined by pricing models used by JPMS, as a result of dealer discounts, mark- ups or other transaction costs. The securities are not designed to be short-term trading instruments.
  Accordingly, you should be able and willing to hold your securities to maturity.

  The market price of the securities is influenced by many unpredictable factors. Several factors will influence the value of the securities in the secondary market and the price at which JPMS may be willing to purchase or sell the securities in the secondary market, including: the expected volatility of the basket components, interest and yield rates in the market generally, as well as in the markets of the securities held by the basket components, time remaining to maturity or the dividend rate of the securities underlying the basket components, geopolitical conditions and economic, financial, political, regulatory and judicial events that affect the securities underlying any basket component, the exchange rate and the volatility of

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Capped Equity-Linked Partial Principal at Risk Securities Based on a Basket of Exchange Traded Funds due June 29, 2017
Based on the Performance of a Basket of Three Exchange Traded Funds

the exchange rate between the U.S. dollar and the currencies in which securities underlying the basket components are traded and the correlation between that rate and the prices of basket components, the occurrence of certain events to the basket components that may or may not require an adjustment to the applicable adjustment factor and any actual or anticipated changes in our credit ratings or credit spreads. The price of the basket components may be and has recently been volatile, and we can give you no assurance that the volatility will lessen. You may receive less, and possibly significantly less, than the stated principal amount per security if you try to sell your securities prior to maturity.

  Investing in the securities is not equivalent to investing in the basket components. Investing in the securities is not equivalent to investing in the basket components or any securities held by the basket components or included in the reference indices. Investors in the securities will not have voting rights or any other rights with respect to the basket components or any securities held by the basket components or included in the reference indices.

  The basket is composed of a limited number of underlying investments; there are specific risks applicable to the basket components. The basket is composed of three equity-linked exchange traded funds that track the U.S. large cap equity markets, the foreign developed markets and the foreign emerging markets. Given this limited focus, the basket may not contain the underlying investments that would perform well in the current economic conditions. The basket components may decline significantly in value or underperform significantly other investments that are not included in the basket. Accordingly, the limited focus of the basket may have a significantly adverse effect on the value of the securities and your return at maturity, if any.

  There are specific risks associated with each of the basket components and the most significant of these risks are highlighted in the risk factors below.

  Adjustments to the basket components or the indices tracked by the basket components could adversely affect the value of the securities. Those responsible for calculating and maintaining the basket components and the reference indices tracked by the basket components can, pursuant to their investment strategy or otherwise, add, delete or substitute the components of the basket components or the reference indices tracked by the basket components, or make other methodological changes that could change the value of the basket components or the reference indices tracked by the basket components. In addition, any of the basket components may be delisted from their relevant exchange or liquidated or otherwise terminated at any time. In these circumstances, the calculation agent will have the sole discretion to substitute a successor exchange-traded fund that is comparable to the discontinued basket components and is not precluded from considering exchange traded funds that are sponsored, calculated or published by the calculation agent or any of its affiliates. Any of these actions could adversely affect the prices of the basket components and, consequently, the value of the securities.

  Your return on the securities will not reflect dividends or other distributions on the basket components or the securities underlying the basket components. Your return on the securities will not reflect the return you would realize if you actually owned the basket components or the securities held by basket components and received the dividends or other distributions paid on the basket components or those securities.

  There are risks associated with the basket components. Although the basket components are listed for trading on the NYSE Arca, Inc. (“NYSE Arca”) and a number of similar products have been traded on NYSE Arca or other securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the basket components or that there will be liquidity in the trading market. In addition, the basket components are subject to management risk, which is the risk that the applicable investment advisor’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. These constraints could adversely affect the market prices of the basket components, and consequently, the value of the securities.

  We have no affiliation with the basket constituents. Except as described above under “Economic interests of the calculation agent and other affiliates of the issuer may be adverse to those of investors,” to our knowledge, we are not currently affiliated with any issuers of the securities held by the basket components. We assume no responsibility for the adequacy of the information about the basket constituents contained in this pricing supplement or in product supplement no. MS-14-A-I. You should make your own investigation into the basket constituents. We are not responsible for the basket components’ public disclosure of information, whether contained in SEC filings or otherwise.

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  The basket components and the reference indices underlying the basket components are different. The performance of the basket components may not exactly replicate the performance of the corresponding reference indices because the basket components will reflect transaction costs and fees that are not included in the calculation of the reference indices tracked by those basket components. It is also possible that one or more of the basket components may not fully replicate, or may in certain circumstances diverge significantly from, the performance of the corresponding reference indices due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in those basket components, differences in trading hours between the basket components and the corresponding reference indices or due to other circumstances. Additionally, the investment advisers of those basket components may have authorization to invest up to a certain percentage of its assets in shares of other exchange-traded funds that seek to track the performance of securities of similar constituent countries or industries of the reference indices tracked by those basket components.

  The securities are subject to currency exchange risk. Because the prices of the securities underlying some of the basket components are converted into U.S. dollars for the purposes of calculating the net asset value of the basket components, holders of the securities will be exposed to currency exchange rate risk with respect to the currencies in which securities underlying the basket components are traded. Your net exposure will depend on the extent to which the currencies in which securities underlying the basket components are traded strengthen or weaken against the U.S. dollar. If the U.S. dollar strengthens against the currencies in which securities underlying the basket components are traded, the net asset value of the basket components will be adversely affected and the amount we pay you at maturity, if any, may be reduced. Of particular importance to potential currency exchange risk are:

    existing and expected rates of inflation;

    existing and expected interest rate levels;

    the balance of payments in the component countries and the United States and between each country and its major trading partners;

    the monetary policies of the component countries, especially as related to the supply of money; and

    the extent of government surpluses or deficits in the component countries and the United States.

  All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various component countries and the United States and other countries important to international trade and finance.

  Correlation (or lack of correlation) of performances among the basket components may reduce the performance of the basket, and changes in the value of the basket components may offset each other. The securities are linked to an equally weighted basket consisting of three exchange-traded funds. Movements and performances in the basket components may or may not be correlated with each other. At a time when the value of one or more of the basket components increases, the value of the other basket components may not increase as much or may decline. Therefore, in calculating the final basket value, increases in the value of one or more of the basket components may be moderated, or more than offset, by the lesser increases or declines in the values of the other basket components. There can be no assurance that the final basket value will be higher than the initial basket value.

  The securities entail non-U.S. securities risk, including emerging markets risk. The securities that compose the basket components may have been issued by non-U.S. companies. Investments in securities linked to the value of such non-U.S. securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than about U.S. companies that are subject to the reporting requirements of the SEC, and generally non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies.

  Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. Local securities

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Capped Equity-Linked Partial Principal at Risk Securities Based on a Basket of Exchange Traded Funds due June 29, 2017
Based on the Performance of a Basket of Three Exchange Traded Funds

markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. Moreover, the economies in such countries may differ unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

  Owning the securities is not the same as owning the basket components. Owning the securities is not the same as owning the basket components. Accordingly, changes in the value of a basket component may not result in a comparable change of the market value of the securities. If the value of the basket on any trading day increases above the initial basket value, the value of the securities may not increase comparably, if at all. It is possible for the value of the basket components to increase moderately while the value of the securities declines.

  The anti-dilution protection for the basket components is limited. The calculation agent will make adjustments to the applicable adjustment factors for certain events affecting the basket components. However, the calculation agent will not make an adjustment in response to all events that could affect the basket components. If an event occurs that does not require the calculation agent to make an adjustment, the value of the securities may be materially and adversely affected.

  Hedging and trading activity by the calculation agent and its affiliates could potentially affect the value of the securities. The hedging or trading activities of the issuer’s affiliates and of any other hedging counterparty with respect to the securities on or prior to the pricing date and prior to maturity could have adversely affect, and may continue to adversely affected, the value of the basket components, and, as a result, could decrease the amount an investor may receive on the securities at maturity. Any of these hedging or trading activities on or prior to the pricing date could have affected the value of the basket components on the pricing date and, therefore, could have increased the level that the basket components must reach on the valuation date before you receive a payment at maturity that exceeds the issue price of the securities. Additionally, such hedging or trading activities during the term of the securities, including on the valuation date, could adversely affect the final basket value and, accordingly, the amount of cash an investor will receive at maturity. It is possible that our hedging and trading activities could result in substantial returns for us and an affiliate while the value of your securities declines.

  Secondary trading may be limited. The securities will not be listed on a securities exchange. There may be little or no secondary market for the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. JPMS may act as a market maker for the securities, but is not required to do so. Because we do not expect that other market makers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which JPMS is willing to buy the securities. If at any time JPMS or another agent does not act as a market maker, it is likely that there would be little or no secondary market for the securities.

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Capped Equity-Linked Partial Principal at Risk Securities Based on a Basket of Exchange Traded Funds due June 29, 2017
Based on the Performance of a Basket of Three Exchange Traded Funds

Information about the Basket Components and the Reference Indices

Basket Components

The SPDR® S&P® 500 ETF Trust. The SPDR® S&P® 500 ETF Trust is an investment company registered under the Investment Company Act of 1940, as amended. Trust units represent an undivided ownership interest in a portfolio of all, or substantially all, of the common stocks of the S&P 500® Index. Shares of the fund trade on NYSE Arca, Inc. under the ticker symbol “SPY.” Information provided to or filed with the SEC by the SPDR® S&P® 500 ETF Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to the SEC file numbers 033-46080 and 811-06125, respectively, through the SEC’s website at http://www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of such information. The SPDR® S&P® 500 ETF Trust is described under the heading “The SPDR® S&P® 500 ETF Trust” in the accompanying product supplement no. MS-14-A-I.

The iShares® MSCI EAFE Index Fund. The iShares® MSCI EAFE Index Fund is an exchange-traded fund managed by iShares® Trust, a registered investment company. iShares® Trust consists of numerous separate investment portfolios, including the iShares® MSCI EAFE Index Fund. BlackRock Fund Advisors (“BFA”) is currently the investment adviser for the iShares® MSCI EAFE Index Fund. This fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI EAFE® Index. Information provided to or filed with the SEC by iShares® Trust pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to the SEC file numbers 333-92935 and 811-09729, respectively, through the SEC’s website at http://www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of such information. The iShares® MSCI EAFE Index Fund is described under the heading “The iShares® MSCI EAFE Index Fund” in the accompanying product supplement no. MS-14-A-I.

The iShares® MSCI Emerging Markets Index Fund. The iShares® MSCI Emerging Markets Index Fund is an exchange-traded fund managed by iShares®, Inc. (“iShares®”), a registered investment company. iShares® consists of numerous separate investment portfolios, including the iShares® MSCI Emerging Markets Index Fund. BFA is currently the investment adviser for the iShares® MSCI Emerging Markets Index Fund. This fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index. Information provided to or filed with the SEC by iShares® pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to the SEC file numbers 033-97598 and 811-09102, respectively, through the SEC’s website at http://www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of such information. The iShares® MSCI Emerging Markets Index Fund is described under the heading “The iShares® MSCI Emerging Markets Index Fund” in the accompanying product supplement no. MS-14-A-I.

This pricing supplement relates only to the securities offered hereby and does not relate to the basket components. We have derived all disclosures contained in this pricing supplement regarding the basket components from the publicly available documents described in the preceding paragraph. In connection with the offering of the securities, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to the basket components. Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding the basket components is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the value of the basket components (and therefore the value of the basket components at the time we price the securities) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the basket components could affect the value received at maturity with respect to the securities and therefore the trading prices of the securities.

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Capped Equity-Linked Partial Principal at Risk Securities Based on a Basket of Exchange Traded Funds due June 29, 2017
Based on the Performance of a Basket of Three Exchange Traded Funds

Neither we nor any of our affiliates makes any representation to you as to the performance of the basket components.

We and/or our affiliates may presently or from time to time engage in business with the sponsors of the basket components. In the course of such business, we and/or our affiliates may acquire non-public information with respect to the basket components, and neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, one or more of our affiliates may publish research reports with respect to the basket components. The statements in the preceding two sentences are not intended to affect the rights of investors in the securities under the securities laws. As a purchaser of the securities, you should undertake an independent investigation of the basket components as in your judgment is appropriate to make an informed decision with respect to an investment in securities linked to the basket components.

iShares® is a registered trademark of BlackRock Institutional Trust Company, N.A. (“BTC”). The securities are not sponsored, endorsed, sold, or promoted by BTC. BTC makes no representations or warranties to the owners of the securities or any member of the public regarding the advisability of investing in the securities. BTC has no obligation or liability in connection with the operation, marketing, trading or sale of the securities.

Reference Indices

The S&P 500® Index. The S&P 500® Index, which is calculated, maintained and published by Standard & Poor’s Financial Services LLC (“S&P”), consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets. The calculation of the S&P 500® Index is based on the relative value of the float adjusted aggregate market capitalization of the 500 component companies as of a particular time as compared to the aggregate average market capitalization of the 500 similar companies during the base period of the years 1941 through 1943. The S&P 500® Index is described under the heading “The S&P 500® Index” in the accompanying product supplement no. MS-14-A-I.

The MSCI EAFE® Index. The MSCI EAFE® Index is a stock index calculated, published and disseminated daily by MSCI Inc. and is intended to provide performance benchmarks for the developed equity markets in Australia and New Zealand and those in Europe and Asia, which include Austria, Belgium, Denmark, Finland, France, Germany, Greece, Hong Kong, Ireland, Israel, Italy, Japan, the Netherlands, Norway, Portugal, Singapore, Spain, Sweden, Switzerland and the United Kingdom. Effective May 2010, Israel has been reclassified as a developed market and has been included in the MSCI EAFE® Index. The MSCI EAFE® Index is described under the heading “The MSCI Indices” in the accompanying product supplement no. MS-14-A-I.

The MSCI Emerging Markets Index. The MSCI Emerging Markets Index is a stock index calculated, published and disseminated daily by MSCI and is intended to provide performance benchmarks for certain emerging equity markets including Brazil, Chile, China, Colombia, Czech Republic, Egypt, Hungary, India, Indonesia, Korea, Malaysia, Mexico, Morocco, Peru, Philippines, Poland, Russia, South Africa, Taiwan, Thailand and Turkey. Effective May 27, 2010, Israel has been reclassified as a developed market by MSCI. Since that date, Israel has not been included in the MSCI Emerging Markets Index. The MSCI Emerging Markets Index is described under the heading “The MSCI Indices” in the accompanying product supplement no. MS-14-A-I.

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Capped Equity-Linked Partial Principal at Risk Securities Based on a Basket of Exchange Traded Funds due June 29, 2017
Based on the Performance of a Basket of Three Exchange Traded Funds

Historical Information

The following graph is calculated to show the weekly performance of the basket during the period from January 6, 2006 through June 24, 2011, assuming the basket components are weighted as set out above such that the initial basket value was 100 and illustrates the effect of the offset and/or correlation among the basket components during such period. The graph does not take into account the minimum payment amount or maximum payment at maturity, nor does it attempt to show your expected return on an investment in the securities. The historical values of the basket should not be taken as an indication of its future performance.

Basket Historical Performance – Weekly Closing Value January 6, 2006 to June 24, 2011

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Capped Equity-Linked Partial Principal at Risk Securities Based on a Basket of Exchange Traded Funds due June 29, 2017
Based on the Performance of a Basket of Three Exchange Traded Funds

The following tables set forth the published high and low closing prices, as well as end-of-quarter closing prices, for each of the basket components for each quarter in the period from January 3, 2006 through June 24, 2011. The graph following each basket component’s table below sets forth the weekly closing prices of the relevant basket component for the relevant period. We obtained the information in the table below from Bloomberg Financial Markets, without independent verification. The historical closing prices of the basket components should not be taken as an indication of future performance, and no assurance can be given as to the closing prices on the valuation date.

SPDR® S&P® 500 ETF Trust	High ($)	Low ($)	Period End ($)
2006
First Quarter	130.99	125.51	129.84
Second Quarter	132.63	122.57	127.25
Third Quarter	133.74	123.35	133.57
Fourth Quarter	143.07	133.07	141.66
2007
First Quarter	146.01	137.41	142.07
Second Quarter	154.15	142.24	150.38
Third Quarter	155.03	141.13	152.67
Fourth Quarter	156.44	140.90	146.39
2008
First Quarter	144.94	127.90	131.89
Second Quarter	143.08	127.69	128.04
Third Quarter	130.70	111.38	116.54
Fourth Quarter	116.00	75.95	90.33
2009
First Quarter	93.44	68.11	79.44
Second Quarter	95.09	81.00	91.92
Third Quarter	107.33	87.95	105.56
Fourth Quarter	112.67	102.54	111.44
2010
First Quarter	117.40	105.87	116.99
Second Quarter	121.79	103.22	103.22
Third Quarter	114.79	102.2	114.12
Fourth Quarter	125.92	113.75	125.78
2011
First Quarter	134.57	126.21	132.51
Second Quarter (through June 24, 2011)	136.54	126.81	126.81

SPDR® S&P® 500 ETF Trust – Weekly Closing Price January 6, 2006 to June 24, 2011

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Capped Equity-Linked Partial Principal at Risk Securities Based on a Basket of Exchange Traded Funds due June 29, 2017
Based on the Performance of a Basket of Three Exchange Traded Funds

iShares® MSCI EAFE Index Fund	High ($)	Low ($)	Period End ($)
2006
First Quarter	65.40	60.33	64.99
Second Quarter	70.58	59.60	65.35
Third Quarter	68.46	61.62	67.78
Fourth Quarter	74.31	67.96	73.26
2007
First Quarter	76.94	70.95	76.27
Second Quarter	81.79	76.47	80.63
Third Quarter	83.77	73.70	82.56
Fourth Quarter	86.18	78.24	78.50
2008
First Quarter	78.35	68.31	71.90
Second Quarter	78.52	68.10	68.70
Third Quarter	68.04	53.08	56.30
Fourth Quarter	55.88	35.71	44.87
2009
First Quarter	45.44	31.69	37.59
Second Quarter	49.04	38.57	45.81
Third Quarter	55.81	43.91	54.70
Fourth Quarter	57.28	52.66	55.30
2010
First Quarter	57.96	50.45	56.00
Second Quarter	58.03	46.29	46.51
Third Quarter	55.42	47.09	54.92
Fourth Quarter	59.46	54.25	58.23
2011
First Quarter	61.91	55.31	60.09
Second Quarter (through June 24, 2011)	63.87	57.10	57.10

iShares® MSCI EAFE Index Fund – Weekly Closing Price January 6, 2006 to June 24, 2011

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Capped Equity-Linked Partial Principal at Risk Securities Based on a Basket of Exchange Traded Funds due June 29, 2017
Based on the Performance of a Basket of Three Exchange Traded Funds

iShares® MSCI Emerging Markets Index Fund	High ($)	Low ($)	Period End ($)
2006
First Quarter	33.59	30.43	33.02
Second Quarter	37.03	27.34	31.23
Third Quarter	33.14	29.20	32.29
Fourth Quarter	38.15	31.80	38.10
2007
First Quarter	39.53	35.03	38.75
Second Quarter	44.42	39.13	43.82
Third Quarter	50.11	39.50	49.78
Fourth Quarter	55.64	47.27	50.10
2008
First Quarter	50.37	42.17	44.79
Second Quarter	51.70	44.43	45.19
Third Quarter	44.43	31.33	34.53
Fourth Quarter	33.90	18.22	24.97
2009
First Quarter	27.09	19.94	24.81
Second Quarter	34.64	25.65	32.23
Third Quarter	39.29	30.75	38.91
Fourth Quarter	42.07	37.56	41.50
2010
First Quarter	43.22	36.83	42.12
Second Quarter	43.98	36.16	37.32
Third Quarter	44.77	37.59	44.77
Fourth Quarter	48.58	44.77	47.62
2011
First Quarter	48.69	44.63	48.69
Second Quarter (through June 24, 2011)	50.21	45.50	45.50

iShares® MSCI Emerging Markets Index Fund – Weekly Closing Price January 6, 2006 to June 24, 2011

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Capped Equity-Linked Partial Principal at Risk Securities Based on a Basket of Exchange Traded Funds due June 29, 2017
Based on the Performance of a Basket of Three Exchange Traded Funds

Supplemental Plan of Distribution

Subject to regulatory constraints, JPMS intends to use its reasonable efforts to offer to purchase the securities in the secondary market, but is not required to do so.

We or our affiliate may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the securities and JPMS and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions. See “Use of Proceeds and Hedging” beginning on page PS-25 of the accompanying product supplement no. MS-14-A-I.

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Capped Equity-Linked Partial Principal at Risk Securities Based on a Basket of Exchange Traded Funds due June 29, 2017
Based on the Performance of a Basket of Three Exchange Traded Funds

Where You Can Find More Information

You should read this document together with the prospectus dated November 21, 2008, as supplemented by the prospectus supplement dated November 21, 2008 relating to our Series E medium-term notes of which these securities are a part, and the more detailed information contained in product supplement no. MS-14-A-I dated May 31, 2011.

This document, together with the documents listed below, contains the terms of the securities, supplements the preliminary terms related hereto dated May 31, 2011 and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, stand-alone fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. MS-14-A-I, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

  Product supplement no. MS-14-A-I dated May 31, 2011:
  http://www.sec.gov/Archives/edgar/data/19617/000089109211003601/e43822-424b2.pdf

  Prospectus supplement dated November 21, 2008:
  http://www.sec.gov/Archives/edgar/data/19617/000089109208005661/e33600_424b2.pdf

  Prospectus dated November 21, 2008:
  http://www.sec.gov/Archives/edgar/data/19617/000089109208005658/e33655_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617.

As used in this document, the “Company,” “we,” “us” and “our” refer to JPMorgan Chase & Co.

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as our special products counsel, when the securities offered by this pricing supplement have been executed and issued by us and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such securities will be our valid and binding obligations, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the securities and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated March 23, 2011, which has been filed as an exhibit to a Current Report on Form 8-K by us on March 23, 2011.

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